Exhibit 99.1
Press Release dated June 14, 2006 re: ABGT Acquisition

XETHANOL ACQUIRES ADVANCED BIOMASS GASIFICATION TECHNOLOGIES, INC. FROM UTEK

Acquisition Includes Exclusive Worldwide License to Assist in Integration and Commercialization of the Technology

NEW YORK & TAMPA, Fla -- June 14, 2006--Xethanol Corporation (OTCBB:XTHN), a biotechnology driven ethanol company, and UTEK Corporation (AMEX:UTK; LSE-AIM:UTK), a specialty finance company focused on technology transfer, announced today that Xethanol has acquired Advanced Biomass Gasification Technologies, Inc. (ABGT), a wholly owned subsidiary of UTEK, in a stock transaction.

ABGT holds the exclusive worldwide license for MicroGasification technology developed at the Energy and Environmental Research Center (EERC) at the University of North Dakota in Grand Forks. The MicroGasifier produces syngas from carbon matter. Syngas drives a portable, power generation system that provides energy solutions for companies and municipalities with simultaneous waste disposal and power needs. Xethanol and EERC are mutually funding a Cooperative Research and Development Agreement (CRADA) to further apply the MicroGasifier in the production of ethanol. EERC will perform system integration of the MicroGasifier for customers.

"In acquiring ABGT, Xethanol's objective is to provide a lower cost alternative to steam boiler power generation with a small footprint waste-to-energy technology utilizing low-cost biomass feedstocks and waste streams," said Mr. Christopher d'Arnaud-Taylor, Chief Executive Officer of Xethanol. He added, "Creating energy from industrial and biomass waste such as lignin, a byproduct of cellulosic ethanol production, and is a critical component of our business model most especially in light of the high cost of oil and natural gas."

Mr. d'Arnaud-Taylor continued, "This acquisition establishes a strategic alliance between Xethanol and EERC, a leader in the field of gasification, and represents a major opportunity to enter the market with a powerful waste-to-energy technology with broad applications in a multi-billion dollar global industry."

Gerald Groenewold, Director of the EERC commented, "Numerous industries such as forest products, wood processing, agricultural processing and secondary milling can benefit from the waste utilization features of this MicroGasification technology. We are looking forward to working with Xethanol as they market our technology on a global scale."

"UTEK is pleased to consummate this technology transfer with Xethanol Corporation and we look forward to continuing our efforts to identify additional technology acquisition opportunities for its consideration," said Joel Edelson, Vice President Technology Licensing for UTEK Corporation.

About the Energy and Environmental Research Center at the University of North Dakota

The EERC is recognized as one of the world's leading developers of cleaner, more efficient energy and environmental technologies to protect and clean our air, water, and soil. The EERC is a high-tech, market-driven branch of the University of North Dakota and is dedicated to moving promising technologies out of the laboratory and into the commercial marketplace. For more information about the EERC, please visit its website at http://www.undeerc.org.

About Xethanol Corporation

Xethanol Corporation's goal is to be the leader in the emerging biomass-to-ethanol industry. Xethanol's mission is to optimize the use of biomass in the renewable energy field and convert biomass that is currently being abandoned or land filled into ethanol and other valuable co-products, especially xylitol. Xethanol's strategy is to deploy proprietary biotechnologies that will extract and ferment the sugars trapped in these biomass waste concentrations. Xethanol's strategic value proposition is to produce ethanol and valuable co-products cost effectively with ethanol plants located closer to biomass sources. In Iowa, Xethanol owns two ethanol production facilities, where it is deploying these technologies. For more information about Xethanol, please visit its website at http://www.xethanol.com.

About UTEK Corporation

UTEK® is a specialty finance company focused on technology transfer. UTEK enables companies of all sizes to acquire innovative technologies from universities and research laboratories worldwide. UTEK facilitates the identification and then finances the acquisition of external technologies for clients in exchange for their equity securities. This unique process is called U2B®. In addition to its U2B® service, UTEK offers both large and small capitalization companies the tools to search, analyze and manage university intellectual properties. UTEK has operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at http://www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK or Xethanol "expects," "should," "believes," "anticipates" or words of similar import. Similarly, statements that describe UTEK's or Xethanol's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK or Xethanol, as appropriate, and the valuation of UTEK's investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK and Xethanol believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they cannot give any assurance that their expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and both UTEK and Xethanol do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK's operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK's dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK's future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK's filings with the Securities and Exchange Commission.

Contact:
Xethanol Corporation, New York
Christopher d'Arnaud-Taylor, 646-723-4000
or
EERC
Carsten Heide, 701-777-5079
or
UTEK Corporation, Tampa
United States:
Tania Bernier, 813-754-4330 x 223
or
Consulting for Strategic Growth 1
Stan Wunderlich, 800-625-2236
or
United Kingdom:
Bankside Consultants
Steve Liebmann or Susan Scott, + 44 (0) 20-7367-8883